AMENDED SCHEDULE A

To the

Master Services Agreement

between

Ultimus Managers Trust

and

Ultimus Fund Solutions, LLC

Dated July 24, 2018

Fund Portfolio(s) (by fiscal year end)

HVIA Equity Fund	February 28
Left Brain Compound Growth Fund	February 28
Blueprint Adaptive Growth Allocation Fund	February 28
Nia Impact Solutions Fund	February 28
Adler Value Fund	May 31
Evolutionary Tree Innovators Fund	May 31
Karner Blue Biodiversity Impact Fund	May 31
Kempner Multi-Cap Deep Value Fund	May 31
Wavelength Interest Rate Neutral Fund	May 31
Blue Current Global Dividend Fund	August 31
Marshfield Concentrated Opportunity Fund	August 31
Meehan Focus Fund	August 31
Westwood Alternative Income Fund	October 31
Westwood High Income Fund	October 31
Westwood Income Opportunity Fund	October 31
Westwood Quality Value Fund	October 31
Westwood Quality AllCap Fund	October 31
Westwood SmallCap Growth Fund	October 31
Westwood SmallCap Fund	October 31
Westwood SMidCap Value Fund	October 31
Westwood Total Return Fund	October 31
Westwood Quality MidCap Fund	October 31
Lyrical International Value Equity Fund	November 30
Lyrical U.S. Value Equity Fund	November 30
U.S. Value ETF (Lyrical)	November 30
Q3 All-Weather Sector Rotation Fund	November 30
Q3 All-Weather Tactical Fund	November 30

The parties duly executed this Amendment as of January 19, 2022.

	Ultimus Managers Trust		Ultimus Fund Solutions, LLC
By:	/S/ Todd E. Heim	By:	/s/ David James
Name:	Todd E. Heim	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer